Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://investors.sixflags.com	Media Contact: Gary Rhodes, 704.249.6119

SIX FLAGS ENTERTAINMENT CORPORATION REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS

CHARLOTTE, N.C. (Feb. 19, 2026) -- Six Flags Entertainment Corporation (NYSE: FUN) (the “Company”, “Six Flags”, or the “Combined Company”), the largest regional amusement park operator in North America, today announced results for its 2025 fourth quarter and full year ended Dec. 31, 2025.

2025 Fourth-Quarter Results
•    Net revenues totaled $650 million, down $37 million or 5% compared with the fourth quarter of 2024 -- on a per operating day basis, net revenues were up 7% compared with the fourth quarter of 2024.
•    Attendance totaled 9.3 million guests, down 13% or approximately 1.4 million visitors compared with the fourth quarter of 2024 -- on a per operating day basis attendance was down 2% compared with the fourth quarter of 2024.
•Per capita spending(2) was $66.41, up 8% compared with the fourth quarter of 2024.
•Net loss attributable to Six Flags Entertainment Corporation was $92 million compared with a loss of $264 million for the fourth quarter of 2024.
•Adjusted EBITDA(1) totaled $165 million compared with Adjusted EBITDA of $209 million in the fourth quarter of 2024.
•Operating days totaled 779, down 11%, compared with 878 days in the fourth quarter of 2024.
2025 Full-Year Results
•    Net revenues totaled $3.10 billion.
•    Attendance totaled 47.4 million guests.
•Per capita spending(2) was $61.90.
•Net loss attributable to Six Flags Entertainment Corporation totaled $1.60 billion, which reflects a $1.5 billion non-cash impairment charge on goodwill and other intangibles.
•Adjusted EBITDA(1) totaled $792 million.
•Operating days totaled 5,738.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 19, 2026

CEO Commentary
“While 2025 results fell short of our expectations, the work completed over the past year has strengthened the foundation of our enterprise,” said John Reilly, President and CEO. “Over that time, we made significant investments to improve our park infrastructures, added exciting new attractions to our parks, upgraded our technology systems, and enhanced our food and beverage offerings – and in 2026, we will continue to invest heavily in an exciting slate of family-oriented attractions, food and beverage facility upgrades, and record-breaking roller coasters. At the same time, we are refining our approach to revenue management and marketing, and we are implementing clearer lines of accountability across the organization. With a portfolio that includes the most iconic regional theme parks located in some of the largest and fastest-growing markets in North America, combined with a sharper focus on execution, we are confident that our efforts will restore profitable growth that is sustainable over time.”
“We are equally focused on strengthening our balance sheet,” added Reilly. “The successful refinancing of our 2027 notes in early January was the first significant step in that direction and as performance improves our intent remains clear – use the cash-generating strength of our business combined with a disciplined capital allocation approach to pay down debt and reduce leverage as quickly as possible. Reducing leverage and restoring financial flexibility are essential to creating sustainable shareholder value,” concluded Reilly.

Financial Results for the Fourth Quarter
Operating days – During the fourth quarter of 2025, operating days totaled 779, which reflected 15 closed days due to weather. This compares with 878 operating days in the fourth quarter of 2024, which included 3 closed days due to weather. The remaining variance reflects 66 fewer operating days due to the elimination of winter holiday events at four parks, as well as the impact of normal calendar differences.
Net revenues – For the quarter ended Dec. 31, 2025, net revenues totaled $650 million, down $37 million (5%) versus the fourth quarter of 2024 ($687 million). The decrease in revenues reflected:
•    Attendance – down 13% (1.4 million visits) to 9.3 million guests, driven in large part by the loss of approximately 425,000 visits due to the cancellation of winter holiday events at four parks in 2025, more weather-driven closed days, and the impact of a smaller active season pass base in 2025 compared to 2024.
•Per capita spending – up 8% ($66.41 vs. $61.60 in Q4 2024), including admissions per capita spending(2) of $35.32 (up 5% from Q4 2024) and in-park product per capita spending(2) of $31.10 (up 11% from Q4 2024). The increase in admissions per capita spending reflects the positive impact of pricing and promotional changes, as well as the impact of attendance mix. The increase in in-park product per capita spending was driven by higher guest spending on food and beverage, merchandise, and extra-charge products during the quarter. The higher guest spending in these areas reflects the success of continued investments to
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 19, 2026

expand and upgrade food and beverage offerings across the parks and higher demand for compelling premium experiences such as Fast Lane and Flash Pass.
•Out-of-park revenues – up 8% ($4 million) to $51 million, driven primarily by higher sponsorship revenue in Q4 2025.
Operating costs and expenses – In the fourth quarter of 2025, operating costs and expenses totaled $534 million, up $11 million compared to the fourth quarter of 2024. The increase in operating costs and expenses was driven by:
•    Operating expenses – down $5 million from prior year due to reductions in seasonal labor costs (down $8 million) and operating supplies (down $2 million), offset by higher property taxes and utility costs (collectively up $5 million).
•SG&A expenses – up $18 million due to a $20 million increase in wage costs, including $12 million of equity compensation and $5 million of severance expense, and a $6 million increase in technology costs, offset in part by a $6 million decrease in professional service fees and a planned reduction of $3 million in advertising costs during the quarter.
•Cost of goods sold – down $2 million in the quarter due to the decline in attendance. Cost of goods sold as a percentage of food, merchandise, and games revenue for the fourth quarter increased 10 basis points year over year due to menu mix and the write-off of older inventory.
Depreciation and amortization – During the fourth quarter of 2025, depreciation and amortization expense totaled $121 million, representing an increase of $15 million compared with the fourth quarter of 2024. The increase was due to the impact of purchase price adjustments for legacy Six Flags property and equipment during the fourth quarter of 2024 and the impact of a change in interim depreciation method for legacy Cedar Fair. During the fourth quarter of 2025, the Company also recognized a $19 million loss on retirement of fixed assets in the normal course of business, including the sunset of website and mobile app assets related to legacy Six Flags. By comparison, the Company recognized a $7 million loss on the retirement of fixed assets during the fourth quarter of 2024.
Operating income/loss – Following the items above, operating loss for the three months ended Dec. 31, 2025, totaled $25 million, compared with operating income of $51 million for the three months ended Dec. 31, 2024.
Net interest expense – For the fourth quarter of 2025, net interest expense totaled $89 million, up $11 million compared to the prior year fourth quarter. The increase was primarily the result of $8 million in interest accretion related to the Six Flags Over Georgia call option liability exercised in December 2024 and incremental term loan borrowings in 2025.
Taxes – During the three months ended Dec. 31, 2025, the Company recorded a benefit for income taxes of $15 million, compared with a $210 million provision for income taxes recorded during the three months ended Dec.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 19, 2026

31, 2024. The change in the provision for income taxes was primarily attributable to tax expense associated with the change in tax status of a lower-tier partnership in the three months ended Dec. 31, 2024.
Net loss – After the items discussed above and income attributable to non-controlling interests, net loss attributable to the Company for the fourth quarter of 2025, totaled $92 million, or a net loss of $0.91 per diluted share, compared with a net loss attributable to the Company of $264 million, or $2.76 per diluted share, for the fourth quarter of 2024.
Adjusted EBITDA – Management believes Adjusted EBITDA is a meaningful measure of park-level operating results. For the three months ended Dec. 31, 2025, Adjusted EBITDA totaled $165 million, representing a $43 million decline compared to Adjusted EBITDA for the three months ended Dec. 31, 2024. The variance in Adjusted EBITDA reflects the impact on fourth quarter net revenues of a 13% decrease in attendance, as well as higher SG&A expense during the period.

Balance Sheet and Liquidity Highlights
As of Dec. 31, 2025, the Company reported the following:
Deferred revenues, including both current and non-current, totaled $311 million compared with $308 million on Dec. 31, 2024. The $3 million increase in deferred revenues was primarily attributable to higher advanced single-day ticket sales and increased deposits on group events and catering.
Total Liquidity was $623 million, including cash and available borrowings under the Company’s revolving credit facility.
Net debt(3) totaled $5.11 billion, calculated as total debt of $5.20 billion (before debt issuance costs and acquisition fair value layers) less cash and cash equivalents of $91 million.

Conference Call
As previously announced, Six Flags Entertainment Corporation will host a conference call with analysts starting at 8 a.m. ET today, Feb. 19, 2026, to discuss its recent financial results and the Company's business outlook. Participants on the call will include Six Flags President and CEO John Reilly and CFO Brian Witherow.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Six Flags Investors website at https://investors.sixflags.com under the tabs Investor Information / Events & Presentations. Those unable to listen to the live webcast can access a recorded version of the call on the Six Flags Investors website at https://investors.sixflags.com under Investor Information / Events and Presentations, shortly after the live call’s conclusion.
A digital recording of the conference call will be available for replay by phone starting at approximately 1 p.m. ET on Thursday Feb. 19, 2026, until 11:59 p.m. ET on Thursday Feb. 26, 2026. To access the phone replay in North
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 19, 2026

America please dial (800) 770-2030; from international locations please dial +1 (609) 800-9909, followed by Conference ID 3720518.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation (NYSE: FUN) is North America’s largest regional amusement-resort operator with 26 amusement parks, 15 water parks and nine resort properties across 16 states in the U.S., Canada and Mexico. The Company also manages an amusement park in Saudi Arabia. Focused on its purpose of making people happy, Six Flags provides fun, immersive and memorable experiences to millions of guests every year with world-class coasters, themed rides, thrilling water parks, resorts and a portfolio of beloved intellectual property such as Looney Tunes®, DC Comics® and PEANUTS®.

Footnotes:
(1) Adjusted EBITDA is not a measurement computed in accordance with GAAP. Management believes this is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. For additional information regarding Adjusted EBITDA, including how the Company defines and uses this measure, see the attached reconciliation table and related footnotes.
(2) Per capita spending, admissions per capita spending, in-park product per capita spending, and out-of-park revenues are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculation of these metrics. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior. Beginning in the fourth quarter of 2025, we renamed in-park per capita spending to per capita spending, and we renamed per capita spending on in-park products to in-park product per capita spending. The methodology for calculating these metrics remains unchanged, and therefore any previously reported metrics that are renamed to corresponding metrics remain unchanged.
(3) Net debt is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of net debt. Net debt is used by the Company and investors to monitor leverage, and management believes it is meaningful for this purpose.

Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs, goals and strategies regarding the future. Words such as “anticipate,” “believe,” “create,” “expect,” “future,” “guidance,” “intend,” “plan,” “potential,” “seek,” “synergies,” “target,” “objective,” “will,” “would,” similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 19, 2026

prove to be correct, or that our growth and operational strategies will achieve the target results. Important risks and uncertainties that may cause such a difference and could adversely affect attendance at our parks, our future financial performance, and/or our growth strategies, and could cause actual results to differ materially from our expectations or otherwise to fluctuate or decrease, include, but are not limited to: failure to realize the anticipated benefits of the merger, including difficulty in integrating the businesses of legacy Six Flags and legacy Cedar Fair; failure to realize the expected amount and timing of cost savings and operating synergies related to the merger; adverse weather conditions; general economic, political and market conditions, including global trade; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; competition for consumer leisure time and spending or other changes in consumer behavior or sentiment for discretionary spending; unanticipated construction delays or increases in construction or supply costs; changes in capital investment plans and projects; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of our operations; the impact of any potential shareholder activism; failure to attract, motivate and retain qualified domestic and international employees and key personnel; legislative, regulatory and economic developments and changes in laws, regulations, and policies affecting us; acts of terrorism or outbreak of war, hostilities, civil unrest, and other political or security disturbances; and other risks and uncertainties we discuss under the heading “Risk Factors” within our Annual Report on Form 10-K and in the other filings we make from time to time with the Securities and Exchange Commission. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are based on information currently and reasonably known to us. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after publication of this news release.
This news release and prior releases are available under the News tab at https://investors.sixflags.com
- more -
(financial tables follow)
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 19, 2026

SIX FLAGS ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Quarters ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net revenues:
Admissions	$327,449	$360,557	$1,584,281	$1,403,932
Food, merchandise and games	205,670	212,512	1,037,799	898,175
Accommodations, extra-charge products and other	116,970	114,241	478,209	406,819
	650,089	687,310	3,100,289	2,708,926
Costs and expenses:
Cost of food, merchandise and games revenues	56,086	57,797	269,704	232,556
Operating expenses	371,316	376,902	1,720,256	1,376,061
Selling, general and administrative	106,952	88,646	439,393	411,164
Depreciation and amortization	121,372	106,226	486,383	318,113
Loss on retirement of fixed assets, net	19,257	6,658	40,670	18,064
Loss on impairment of goodwill and other intangibles	—	—	1,518,099	42,462
Loss on other assets	—	—	791	—
	674,983	636,229	4,475,296	2,398,420
Operating (loss) income	(24,894)	51,081	(1,375,007)	310,506
Interest expense, net	89,458	78,867	359,958	234,770
Loss on early debt extinguishment	—	—	—	7,974
Other (income) expense, net	(6,508)	26,722	(21,519)	33,584
(Loss) income before taxes	(107,844)	(54,508)	(1,713,446)	34,178
(Benefit) provision for taxes	(15,460)	209,708	(163,980)	240,843
Net (loss) income	(92,384)	(264,216)	(1,549,466)	(206,665)
Net (loss) income attributable to non-controlling interests	—	—	49,632	24,499
Net (loss) income attributable to Six Flags Entertainment Corporation	$(92,384)	$(264,216)	$(1,599,098)	$(231,164)
Net (loss) income margin (1)	-14.2%	-38.4%	-50.0%	-7.6%
(1)    Net (loss) income margin is calculated as net income divided by net revenues.

SIX FLAGS ENTERTAINMENT CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$91,134	$83,174
Total assets	$7,799,202	$9,130,516
Long-term debt, including current maturities:
Revolving credit loans	$258,386	$296,953
Term debt	1,460,847	976,712
Notes	3,461,877	3,659,407
	$5,181,110	$4,933,072
Equity	$549,757	$2,041,863

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 19, 2026

SIX FLAGS ENTERTAINMENT CORPORATION
RECONCILIATION OF MODIFIED EBITDA, ADJUSTED EBITDA AND MODIFIED EBITDA MARGIN
(In thousands)

	Quarters Ended December 31,		Years Ended December 31,
(In thousands)	2025	2024	2025	2024
Net loss	$(92,384)	$(264,216)	$(1,549,466)	$(206,665)
Interest expense, net	89,458	78,867	359,958	234,770
(Benefit) provision for taxes	(15,460)	209,708	(163,980)	240,843
Depreciation and amortization	121,372	106,226	486,383	318,113
EBITDA	102,986	130,585	(867,105)	587,061
Loss on early debt extinguishment	—	—	—	7,974
Non-cash foreign currency (gain) loss	(7,008)	24,677	(22,583)	30,557
Non-cash equity compensation expense	23,198	10,259	64,157	63,809
Loss on retirement of fixed assets, net	19,257	6,658	40,670	18,064
Loss on impairment of goodwill and other intangibles	—	—	1,518,099	42,462
Loss on other assets	—	—	791	—
Costs related to the merger (1)	11,755	23,726	48,911	118,336
Severance (2)	8,772	721	44,564	1,397
Self-insurance adjustment (3)	—	—	—	14,865
Other (4)	6,534	12,348	14,138	15,265
Modified EBITDA (5)	165,494	208,974	841,642	899,790
Net income attributable to non-controlling interests	—	—	49,632	24,499
Adjusted EBITDA (5)	$165,494	$208,974	$792,010	$875,291

Modified EBITDA margin (6)	25.5%	30.4%	27.1%	33.2%
(1)    Consists of third-party legal and consulting transaction costs, as well as integration costs related to the merger. Integration costs include third-party consulting costs, costs to integrate information technology systems, integration team salaries and benefits, retention bonuses, maintenance costs to update legacy Six Flags parks to legacy Cedar Fair standards and certain legal costs. These costs are added back to net (loss) income to calculate Modified EBITDA and Adjusted EBITDA as defined in the Company's credit agreement.
(2)    Consists of severance and related employer taxes and benefits. During 2025, certain employees, including certain executive level employees, were terminated as part of recent post-merger productivity and efficiency efforts.
(3)    During the third quarter of 2024, an actuarial analysis of legacy Cedar Fair's self-insurance reserves resulted in a change in estimate that increased incurred but not reported reserves by $14.9 million. The increase was driven by an observed pattern of increasing litigation and settlement costs.
(4)    Consists of certain costs as defined in the Company's credit agreement. These costs are added back to net (loss) income to calculate Modified EBITDA and Adjusted EBITDA and include certain legal and consulting expenses; enacted cost savings initiatives related to overhead and administrative costs incurred by legacy Six Flags, specifically for insurance premiums, legal costs and information technology costs; run-rate costs at a combination amusement and water park located in Bowie, Maryland since its closure; repairs for unusual weather events; Mexican VAT taxes on intercompany activity; cost of goods sold recorded to align inventory standards following the merger; administrative payments related to the Partnership Parks; and contract termination costs. This balance also includes unrealized gains and losses on pension assets and short-term investments.
(5)    Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Company's credit agreement. Adjusted EBITDA represents Modified EBITDA less net (loss) income attributable to non-controlling interests. Management includes both measures to disclose the effect of non-controlling interests. Prior to the merger, legacy Cedar Fair did not have net income attributable to non-controlling interests. Management believes Modified EBITDA and Adjusted EBITDA are meaningful measures of park-level operating profitability, and uses them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Modified EBITDA and Adjusted EBITDA are provided as supplemental measures of the Company's operating results and are not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Modified EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
(6)    Modified EBITDA margin (Modified EBITDA divided by net revenues) is not a measurement computed in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Modified EBITDA margin is provided because management believes the measure provides a meaningful metric of operating profitability. Modified EBITDA margin has been disclosed as opposed
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS
Feb. 19, 2026

to Adjusted EBITDA margin because management believes Modified EBITDA margin more accurately reflects the park-level operations of the Company as it does not give effect to distributions to non-controlling interests.

SIX FLAGS ENTERTAINMENT CORPORATION
CALCULATION OF NET DEBT
(In thousands)

December 31, 2025
Long-term debt, including current maturities	$5,181,110
Plus: Debt issuance costs and original issue discount	43,336
Less: Acquisition fair value layers	(21,225)
Less: Cash and cash equivalents	(91,134)
Net Debt (1)	$5,112,087
(1)    Net Debt is a non-GAAP financial measure used by investors to monitor leverage. The measure may not be comparable to similarly titled measures of other companies.

SIX FLAGS ENTERTAINMENT CORPORATION
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Quarters Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Attendance	9,270	10,694	47,388	41,649
Per capita spending (1)	$66.41	$61.60	$61.90	$61.31
Admissions per capita spending (1)	$35.32	$33.70	$33.41	$33.70
In-park product per capita spending (1)	$31.10	$27.90	$28.49	$27.61
Out-of-park revenues (1)	$51,494	$47,792	$255,454	$232,415
Operating days	779	878	5,738	4,369

(1)    Per capita spending is calculated as revenues generated within the Company's amusement parks and separately gated outdoor water parks along with related parking revenues and online transaction fees charged to customers (in-park revenues), divided by total attendance. Admissions per capita spending is calculated as revenues generated for admission to the Company's amusement parks and separately gated water parks along with related parking revenues and online transaction fees charged to customers (in-park admissions revenues) divided by total attendance. In-park product per capita spending is calculated as all other revenues generated within the Company's amusement parks and separately gated water parks, including food and beverage, merchandise, games and extra-charge offerings (in-park product revenues) divided by total attendance. Out-of-park revenues are defined as revenues from resorts, out-of-park food and merchandise locations, sponsorships, international agreements and all other out-of-park operations.

In-park revenues, per capita spending, in-park admissions revenues, admissions per capita spending, in-park product revenues, in-park product per capita spending, and out-of-park revenues are non-GAAP measures. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior. A reconciliation of in-park revenues, including in-park admissions revenues and in-park product revenues, and out-of-park revenues to net revenues for the periods presented is in the table below.

	Quarters Ended December 31,		Years Ended December 31,
(In thousands)	2025	2024	2025	2024
In-park admissions revenues	$327,371	$360,389	$1,583,339	$1,403,561
In-park product revenues	288,271	298,331	1,350,144	1,149,925
In-park revenues	615,642	658,720	2,933,483	2,553,486
Out-of-park revenues	51,494	47,792	255,454	232,415
Concessionaire remittances	(17,047)	(19,202)	(88,648)	(76,975)
Net revenues	$650,089	$687,310	$3,100,289	$2,708,926

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700